AMERICAN GENERAL ANNOUNCES MERGER OFFER FOR UNITRIN


      Houston, August 2, 1994 -- American General Corporation (NYSE:AGC) today announced its merger offer to acquire Unitrin, Inc. (NASDAQ:UNIT) in an all-cash merger transaction valued at $2.6 billion. American General said that this offer will be open through September 16, 1994. Unitrin, a Chicago-based holding company, with assets of $4.8 billion and shareholders' equity of $2.0 billion, provides basic financial services including insurance and consumer loans, to individuals and small businesses throughout the United States.

      On July 12, 1994, American General proposed a price of $50-3/8 in cash for each of Unitrin's 51.8 million outstanding shares. Unitrin's board of directors rejected the American General offer in a letter dated July 26, 1994.

      American General said it believes its offer is full and fair. The offer represents a premium of 30 percent over the $38-3/4 closing price of Unitrin common stock on July 11, 1994, and is higher than the highest price at which Unitrin shares have ever traded. Unitrin stock closed at $39-3/4 on August 2, 1994. American General estimates that Unitrin is overcapitalized by approximately $1.4 billion. Excluding this $1.4 billion in capital, American General's offer represents a premium of more than 100 percent over the current market value of Unitrin's operating businesses.

      Since the offer is based on publicly available information, the company indicated it would be willing to consider a higher price if Unitrin were to demonstrate additional value in the course of due diligence and negotiation. American General also said it would be willing to consider alternative transaction structures, including the opportunity for Unitrin shareholders to receive American General equity securities in a tax-free exchange.

      American General believes this transaction would be accretive to its earnings per share in the second year.

      Merrill Lynch, the company's financial advisor, has indicated that American General will have no difficulty financing the transaction. Fox-Pitt, Kelton has also advised American General on this transaction.

      American General's offer is subject to the execution of a mutually satisfactory merger agreement containing customary terms and conditions and receipt of required regulatory approvals. American General believes there are no legal or regulatory barriers to the transaction.

      In commenting on this offer, Harold S. Hook, chairman and chief executive officer of American General Corporation, said, "We are making public our offer to merge with Unitrin for a very simple reason: We believe that all Unitrin shareholders should have this opportunity to realize immediately the long-term potential of their investment. This merger offers significant value
to  both  companies' shareholders,  policyholders,  and  customers.   American
General and Unitrin share a common commitment to meeting the basic financial needs of customers. Together, we would serve over 8 million households, strengthening the reach and depth of our life insurance and consumer finance
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distribution systems.  On a combined basis, the companies would have assets of
$50 billion and revenues of $6 billion.

      "American General has two core objectives: to consistently produce and build shareholder value; and to increase cash dividends per share. Since
1989, operating earnings have grown 17 percent annually, dividends have increased at a 10 percent annual rate, and total return to shareholders has averaged 22 percent per year. Dividends have been paid continuously for over 65 years and have been increased in each of the last 19 years. Additionally, since the inception of our current share buyback program in 1987, we have enhanced shareholder value by purchasing 93 million shares of our own stock for a total of $1.8 billion," Mr. Hook continued.

      "We look forward to the opportunity to discuss our offer with Unitrin's management and its board of directors in the near future. We believe this transaction can be completed promptly and that we can combine our two organizations smoothly," Mr. Hook concluded.

      American General Corporation, with assets of $45 billion and shareholders' equity of $4.3 billion, is one of the nation's largest consumer financial services organizations. Headquartered in Houston, it is one of the nation's leading providers of retirement annuities, consumer loans, and life insurance. American General Corporation (AGC) common stock is listed on the New York, Pacific, London, and Swiss stock exchanges.
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